CHANGE IN CONTROL SEVERANCE AGREEMENT
This Change in Control Severance Agreement (“Agreement”) is made and entered into by and between CSI Compressco LP, a Delaware limited partnership (the “Company”), and [●] (“Executive”), effective as of December [●], 2023 (the “Effective Date”). Executive and the Company are each referred to herein as a “Party” and together as the “Parties.”
W I T N E S S E T H:
WHEREAS, the Company acknowledges that Executive possesses skills and knowledge that are valuable to the Company and the Company wishes to enter this Agreement in order to better ensure itself of access to the continued services of Executive, to provide further incentive for Executive to build and preserve the goodwill of the Company, and in order to protect its legitimate business interests, including the preservation of its goodwill and Confidential Information (as defined below); and
WHEREAS, Executive wishes to continue in employment with the Company, advance the business interests of the Company, and be eligible for the benefits set forth herein.
NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Company and Executive agree as follows:
1.Definitions.
In addition to the terms defined in the body of this Agreement, for purposes of this Agreement, the following capitalized words shall have the meanings indicated below:
(a)“Accrued Obligations” means (i) accrued but unpaid base salary through the Date of Termination, which shall be paid within the time required by applicable law, but no later than 30 days following the Date of Termination; (ii) accrued but unpaid annual bonus amount for any year prior to the year in which the Date of Termination occurs; (iii) reimbursement for all incurred but unreimbursed expenses for which an Executive is entitled to reimbursement in accordance with the expense reimbursement policies of the Company in effect as of the Date of Termination; and (iv) benefits to which an Executive may be entitled pursuant to the terms of any plan or policy sponsored by a member of the Company Group as in effect from time to time.
(b)“Affiliate” means a corporation or other entity controlled by, controlling, or under common control with the Company. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any Person (as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended from time to time), means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting or other securities, by contract or otherwise.
(c)“Board” means the Board of Directors of the General Partner.
(d)“Business” means the business of equipment rental, contract services, and after-market services, in each case with respect to natural gas compression, treating and cooling.
(e)“Business Opportunity” shall mean any commercial, investment or other business opportunity relating to the Business.

(f)“Cause” shall mean the following (as determined by the Company in its reasonable discretion): (i) willful neglect in the performance of Executive’s duties to the Company or an Affiliate or willful or repeated failure or refusal to perform such duties; (ii) engagement in conduct in connection with Executive’s employment or services for the Company, which results, or could reasonably be expected to result in, material harm to the business or reputation of the Company or an Affiliate; (iii) conviction, or plea of guilty or no contest to, any felony or any other crime that results, ; (iv) material violation of the policies of the Company, including but not limited to those relating to sexual harassment or the disclosure or misuse of confidential information, or those set forth in the manuals or statements of policy of the Company; (v) fraud or misappropriation, embezzlement, or misuse of funds or property belonging to the Company or an Affiliate; (vi) act of personal dishonesty that involves personal profit ; or (vii) any breach of any non-competition, non-solicitation, no- hire, or confidentiality covenant between Executive and the Company or an Affiliate.
(g)“Change of Control” shall have the meaning given such term in the CSI Compressco LP Second Amended and Restated 2011 Long Term Incentive Plan, as amended.
(h)“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
(i)“Code” means the Internal Revenue Code of 1986, as amended, and applicable administrative guidance issued thereunder.
(j)“Company Group” means the Company and its Affiliates.
(k)“Date of Termination” means the effective date of the termination of Executive’s employment with the Company Group, as applicable, such that Executive is no longer employed by any member of the Company Group in accordance with Section 2; provided, however, that in all events, a “Date of Termination” shall only occur upon the Executive’s “separation from service” as defined within Section 409A (as defined below).
(l)“General Partner” means CSI Compressco GP LLC.
(m)“Good Reason” means with respect to Executive’s termination of employment from the Company Group, the occurrence of any of the following events without the written consent of Executive: (i) a material diminution in Executive’s base salary, target bonus or long-term incentive compensation opportunities, (ii) a material diminution in Executive’s authority, duties, responsibilities or reporting relationship with the Company or any applicable member of the Company Group, (iii) Executive’s being required to be based at any other office or location of employment more than 50 miles from Executive’s primary office or location of employment immediately prior to the Change of Control, (iv) a failure of the Company to require a successor to expressly assume and perform this Plan, or (v) a material diminution in the aggregate benefits offered under the Company Group’s benefit programs, including but not limited to employer health, vision, or dental employee paid premiums, or 401(k) plan, other than as a result of, or response to, changes in applicable law.
Executive cannot terminate their employment for Good Reason unless they have provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within 30 days of the initial existence of such grounds and the Company has had at least 30 days from the date on which such notice is provided to cure such circumstances, if curable. If Executive does not terminate their employment for Good Reason within 90 days after the first occurrence of the applicable grounds, then the Participant will be deemed to have waived their right to terminate for Good Reason with respect to such grounds.

(n)“Market Area” shall mean the State of Texas and the State of New Mexico.
(o)“Prohibited Period” means the period during which Executive is employed by any member of the Company Group and continuing for a period of twenty-four (24) months following the Date of Termination.
(p)“Protected Customer or Supplier” means any customer or supplier of the Company for whom or which Executive had direct or indirect responsibilities or about whom or which Executive obtained Confidential Information, in each case within the twelve months prior to the Date of Termination.
(q)“Release Conditions” means Executive’s (or, following Executive’s death, Executive’s estate’s) execution and delivery to the Company on or prior to the Release Expiration Date of a release of claims agreement in a form acceptable to the Company (the “Release”), which Release shall be in a form substantially similar to that contained at Exhibit A (as may be revised to reflect any changes in applicable law, the circumstances of Executive’s separation, and the timing of payments), and which Release shall be provided by the Company to Executive within seven (7) days of the Date of Termination), and, where applicable, Executive’s (or Executive’s estate’s) non-revocation of such Release in the time set forth within the Release to do so.
(r)“Release Expiration Date” is that date that is twenty-one (21) days following the date upon which the Company delivers the Release to Executive or, in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967) and Executive is age forty (40) or over on the Date of Termination, the date that is forty- five (45) days following such delivery date.
2.Severance Benefits.
(a)Termination Without Cause or Termination For Good Reason Following a Change of Control. If Executive’s employment is terminated (such that, as a result of such termination, Executive is no longer employed by any member of the Company Group), and such termination is (x) by the Company (or, if applicable, another member of the Company Group) without Cause or (y) by Executive for Good Reason, in each case, on or within twelve (12) months following a Change of Control, then Executive shall be entitled to receive the Accrued Obligations, and so long as (and only if) Executive satisfies the Release Conditions and abides by the terms of Section 4, then the Company shall provide Executive with the following:
(i)A severance payment in an amount equal to [2.5/ 2]1 times the sum of (1) Executive’s annualized base salary immediately prior to the Date of Termination plus (2) the target value of Executive’s annual cash bonus opportunity, if any, for the calendar year during which the Date of Termination occurs (such payment, the “CIC Severance Payment”), payable as described in Section 2(b);
(ii)A pro-rated portion of Executive’s target annual bonus for the calendar year that includes Executive’s Date of Termination, multiplied by a fraction, (A) the numerator of which equals the number of calendar days that Executive was employed by any member of the Company during the calendar year in which the Date of Termination occurs and (B) the denominator of which equals 365 or 366, as applicable (the “Pro-Rata Bonus”), payable as described in Section 2(b); and
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(iii)COBRA premium payments for group health care coverage continuation, or other continuation coverage payments, for or equal to a period of twenty-four (24) months following the Date of Termination, paid in accordance with Section 2(d).
(b)Timing of Payments. Subject to Executive’s satisfaction of the Release Conditions and so long as (and only if) Executive satisfies the Release Conditions and abides by the terms of Section 4, the CIC Severance Payment and the Pro-Rata Bonus shall be paid to Executive in accordance with the election form attached hereto as Exhibit B; provided, however, that in the event Executive fails to properly execute the Election Form for any reason, all such payments shall be made to Executive in a lump sum within sixty (60) days following the Date of Termination.
(c)Equity Incentive Awards. For clarity, in the event that an Executive’s employment with the Company is terminated for any reason, all outstanding equity incentive awards then held by such Executive will be treated in accordance with the award agreement applicable to such award or governing plan, as applicable.
(d)COBRA. During the eighteen month period immediately following Executive’s date of termination pursuant to Section 2(a), (the “Benefit Continuation Period”) provided that Executive elects to continue coverage for Executive and Executive’s spouse and eligible dependents, if any, under the Company’s group health plans pursuant to COBRA, the Company shall pay, promptly and directly, on a monthly basis the amount Executive would be required to pay to effect and continue such coverage (the “COBRA Benefit”). Each payment of the COBRA Benefit shall be paid directly to the health plan providers. Notwithstanding the foregoing, Executive shall only be eligible to receive such COBRA continuation coverage until the earliest of: (i) the last day of the Benefit Continuation Period; (ii) the date Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which Executive becomes eligible to receive coverage under a group health plan sponsored by another employer (and any such eligibility shall be promptly reported to the Company by Executive). In the event that Executive is remains eligible to receive the COBRA Benefit for the entirety of the Benefits Continuation Period, then following the end of the Benefits Continuation Period, the Company will pay to the Executive a lump sum cash payment equal to the cost of an additional six (6) months of the COBRA Benefit, calculated using costs applicable to Executive and any eligible spouse and dependents on the last day of the Benefits Continuation Period, with such lump sum payment to be paid within ten (10) business days following the last day of the Benefits Continuation Period. Executive will promptly notify the Company of any circumstances or events that would be necessary for the Company to fulfill (or cease) its payment obligations pursuant to this Section 2(d). Notwithstanding the foregoing, if the provision of the benefits described in this paragraph cannot be provided in the manner described above without penalty, tax or other adverse impact on Executive or the Company, then the Company and Executive shall negotiate in good faith to determine an alternative manner in which the Company provides substantially equivalent benefits to Executive.
3.Certain Excise Taxes. Notwithstanding anything to the contrary in this Agreement, if Executive is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which Executive has the right to receive from the Company Group, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by Executive from the Company Group shall be one dollar ($1.00) less than three times Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Executive shall be subject to the excise tax imposed by Section 4999 of the Code or

(b) paid in full, whichever produces the better net after-tax position to Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by Company in good faith. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company Group used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times Executive’s base amount, then Executive shall immediately repay such excess to Company upon notification that an overpayment has been made. Nothing in this Section 3 shall require the Company to be responsible for, or have any liability or obligation with respect to, Executive’s excise tax liabilities under Section 4999 of the Code.
4.Restrictive Covenants.
(a)Confidentiality. In the course of Executive’s employment with the Company and the performance of Executive’s duties on behalf of the Company Group following the Effective Date, Executive will be provided with, and will have access to, Confidential Information (as defined below). In consideration of Executive’s receipt and access to such Confidential Information and, and as an express inducement for the Company to enter into this Agreement, Executive shall comply with this Section 4.
(i)Both during the term of Executive’s employment with the Company and thereafter, except as expressly permitted by this Agreement or by an authorized representative of the Company in writing, Executive shall not disclose any Confidential Information to any person or entity and shall not use any Confidential Information except for the benefit of the Company Group. Executive shall follow all Company policies and protocols regarding the security of all documents and other materials containing Confidential Information (regardless of the medium on which Confidential Information is stored). The covenants of this Section 4(a) shall apply to all Confidential Information, whether now known or later to become known to Executive during the period that Executive is employed by or affiliated with the Company or any other member of the Company Group.
(ii)Notwithstanding any provision of this Agreement to the contrary, Executive may make the following disclosures and uses of Confidential Information (A) disclosures to other employees of the Company Group who have a need to know the information in connection with the businesses of the Company Group; (B) disclosures to customers and suppliers when, in the reasonable and good faith belief of Executive, such disclosure is in connection with Executive’s performance of Executive’s duties and is in the best interests of the Company Group; (C) disclosures and uses that are approved in writing by the Company; or (D) disclosures to a person or entity that has (1) been retained by a member of the Company Group to provide services to one or more members of the Company Group and (2) agreed in writing to abide by the terms of a confidentiality agreement in a form acceptable to the Company.
(iii)Upon the Date of Termination, and at any other time upon request of the Company, Executive shall promptly surrender and deliver to the Company all documents (including electronically stored information) and all copies thereof and all other materials of any nature containing or pertaining to all Confidential Information and any other Company Group property (including any Company Group-issued computer, mobile device or other equipment) in Executive’s possession, custody or control and Executive shall not retain any such documents or other materials or property of the Company Group. Within five (5) days of any such request, Executive shall certify to the Company in writing that all such documents, materials and property have been returned to the Company.
(iv)All trade secrets, non-public information, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are or have been conceived, made, developed or acquired by or disclosed to Executive, individually or in conjunction with others, during the period that Executive is or has been employed by the Company or any other member of the Company Group (whether during business hours or otherwise and whether on the Company’s premises or otherwise) that relate to any member of the Company Group’s businesses or properties, products or services (including all such information relating to corporate opportunities, operations, future plans, methods of doing business, business plans, strategies for developing business and market share, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or acquisition targets or their requirements, the identity of key contacts within customers’ organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks) is defined as “Confidential Information.” For purposes of this Agreement, Confidential Information shall not include any information that (A) is or becomes generally available to the public other than as a result of a disclosure or wrongful act of Executive or any of Executive’s agents; (B) was available to Executive on a non-confidential basis before its disclosure by a member of the Company Group; or (C) becomes available to Executive on a non-confidential basis from a source other than a member of the Company Group; provided, however, that such source is not bound by a confidentiality agreement with, or other obligation with respect to confidentiality to, a member of the Company Group.
(v)Notwithstanding the foregoing, nothing in this Agreement or in any other agreement between Executive and the Company or any other member of the Company Group shall prohibit or restrict Executive from lawfully (A) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental agency (including the Securities and Exchange Commission) regarding a possible violation of any law; (B) responding to any inquiry or legal process directed to Executive from any governmental agency; (C) testifying, participating or otherwise assisting in any action or proceeding by any governmental agency relating to a possible violation of law, or (D) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (1) is made (a) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (b) solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made to the individual’s attorney in relation to a law suit for retaliation against the individual for reporting a suspected violation of law or (3) is made in a complaint or other document filed in a law suit or proceeding, if such filing is made under seal. Nothing in this Agreement requires Executive to obtain prior authorization before engaging in any conduct described in this paragraph, or to notify the Company or any other member of the Company Group that Executive has engaged in any such conduct.

(b)Non-Competition; Non-Solicitation.
(i)As an express incentive for the Company to enter into this Agreement, Executive has voluntarily agreed to the covenants set forth in this Section 4(b). Executive agrees and acknowledges that the limitations and restrictions set forth herein, including geographical and temporal restrictions on certain competitive activities, are reasonable in all respects, will not cause Executive undue hardship, and are material and substantial parts of this Agreement intended and necessary to prevent unfair competition and to protect the Company Group’s Confidential Information, goodwill and legitimate business interests.
(ii)During the Prohibited Period, Executive shall not, without the prior written approval of the Board, directly or indirectly, for Executive or on behalf of or in conjunction with any other person or entity of any nature:
(A)engage or carry on within the Market Area in competition with any member of the Company Group in any aspect of the Business, which prohibition shall prevent Executive from directly or indirectly (A) owning, managing, operating or being an officer or director of any business that competes with any member of the Company Group in the Market Area, or (B) joining, becoming an employee or consultant of, or otherwise being affiliated with, any person or entity engaged in, or planning to engage in, the Business in the Market Area in competition, or anticipated competition, with any member of the Company Group in any capacity (with respect to this clause (B)) in which Executive’s duties or responsibilities involve direct or indirect responsibilities with respect to the Business;
(B)solicit, canvass, approach, encourage, entice or induce any Protected Customer or Supplier of any member of the Company Group to cease or lessen such Protected Customer’s or Supplier’s business with any member of the Company Group; or
(C)solicit, canvass, approach, encourage, entice or induce any employee or contractor of any member of the Company Group with respect to whom or which Executive had direct or indirect responsibilities or about whom Executive obtained Confidential Information to terminate his, her or its employment or engagement with any member of the Company Group. Notwithstanding the foregoing or anything contained in this Agreement to the contrary, nothing shall prohibit Executive from purchasing or owning less than five percent (5%) of any corporation or entity, provided that such ownership represents a passive investment and that Executive is not a controlling person of, or a member of a group that controls, such corporation.
(iii)Because of the difficulty of measuring economic losses to the Company Group as a result of a breach or threatened breach of the covenants set forth in this Section 4(b), and because of the immediate and irreparable damage that would be caused to the members of the Company Group for which they would have no other adequate remedy, the Company and each other member of the Company Group shall be entitled to enforce the foregoing covenants, in the event of a breach or threatened breach, by injunctions and restraining orders from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall not be the Company’s or any other member of the Company Group’s exclusive remedy for a breach, but instead shall be in addition to all other rights and remedies available to the Company and each other member of the Company Group at law and equity.
(iv)The covenants in this Section 4(b), and each provision and portion hereof, are severable and separate, and the unenforceability of any specific covenant (or portion thereof) shall not affect the provisions of any other covenant (or portion thereof). Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which such court deems reasonable, and this Agreement shall thereby be reformed.
5.Withholdings; Deductions. The Company may withhold and deduct from any benefits and payments made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling and (b) any deductions consented to in writing by Executive.
6.Applicable Law; Submission to Jurisdiction; Attorneys’ Fees. This Agreement shall in all respects be construed according to the laws of the State of Texas without regard to its conflict of laws principles that would result in the application of the laws of another jurisdiction. With respect to any claim or dispute related to or arising under this Agreement, the parties hereby recognize and agree that should any resort to a court be necessary and permitted under this Agreement, then they consent to the exclusive jurisdiction, forum and venue of the state and federal courts (as applicable) located in Harris County, Texas. Following the occurrence of a Change of Control, if a dispute between the Parties (or between Executive and any successor to a member of the Company Group) arises: (i) by virtue of the Company’s or its applicable successor’s or Affiliate’s failure to provide the severance payments or benefits set forth in Section 2(a) above, and (ii) following Executive’s good faith written demand for such payments or benefits, then the Company shall be responsible for paying Executive’s reasonable legal fees incurred after such written demand is provided. WITH RESPECT TO ANY CLAIM OR DISPUTE RELATED TO OR ARISING OUT OF THIS AGREEMENT, THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THEIR RIGHTS TO A JURY TRIAL.
7.Entire Agreement and Amendment. This Agreement contains the entire agreement of the parties with respect to the matters covered herein and supersede all prior and contemporaneous agreements and understandings, oral or written, between the parties hereto concerning the subject matter hereof; provided, however, this Agreement shall be in addition to and complement (and shall not replace or supersede) any other non-competition, non-solicitation, non-disclosure or return of property obligation that Executive may have to any member of the Company Group (whether such obligation arises from contract, statute, common law or otherwise). This Agreement may be amended only by a written instrument executed by both parties hereto.
8.Severability and Reformation. If a court of competent jurisdiction determines that any provision of this Agreement (or portion thereof) is invalid or unenforceable, then the invalidity or unenforceability of that provision (or portion thereof) shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect. In the event a court of competent jurisdiction shall determine that the scope of restrictions set forth herein are unreasonable, then it is the intention of Executive and the Company that such restrictions be enforced to the fullest extent which the court deems reasonable, and this Agreement shall thereby be reformed.
9.Successors. This Agreement will be binding upon any successor to the Company, its assets, its businesses or its interest (whether as a result of the occurrence of a Change in

Control or otherwise), in the same manner and to the same extent that the Company would be obligated under the Agreement if no succession had taken place, and the term “Company” shall then refer to that successor. All payments and benefits that become due to the Executive under the Agreement will inure to the benefit of his or her heirs, assigns, designees or legal representatives.
10.Counterparts. This Agreement may be executed in any number of counterparts, including by electronic mail or .pdf, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one party, but together signed by both parties hereto.
11.Notice. All notices, consents, waivers, and other communications required under this Agreement must be in writing and will be deemed to have been duly given when (i) delivered by hand (with written confirmation of receipt), (ii) sent by facsimile (with confirmation of receipt), provided that a copy is mailed by certified mail, return receipt requested, or (iii) when received by the addressee, if sent by a nationally recognized overnight delivery service, in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):
If to the Company:
CSI Compressco LP
Attn: General Counsel
1735 Hughes Landing Blvd., Suite 200
The Woodlands, Texas 77380
Facsimile No.: 281-364-4398
If to Executive:
[●]

12.Clawback. Notwithstanding any provision in this Agreement to the contrary, to the extent required by (a) applicable law, including, without limitation, the requirements of the Dodd- Frank Wall Street Reform and Consumer Protection Act of 2010, any Securities and Exchange Commission rule or any applicable securities exchange listing standards and/or (b) any policy that may be adopted or amended by the Board from time to time, all payments hereunder shall be subject to forfeiture, repurchase, recoupment and/or cancellation to the extent necessary to comply with such law(s) and/or policy.
13.At-Will Employment. Nothing herein alters the at-will nature of Executive’s employment or provides a guarantee of Executive’s employment with the Company or any other member of the Company Group for any particular time, as Executive and the Company remain free to end the employment relationship at any time and for any reason or no reason at all.
14.Section 409A.
(a)Notwithstanding any provision of this Agreement to the contrary, all provisions of this Agreement are intended to comply with Section 409A of the Code, and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”) or an exemption therefrom and shall be construed and administered in accordance with such intent. Any payments under this Agreement that may be excluded from

Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. Any payments to be made under this Agreement upon a termination of Executive’s employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment.
(b)To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A), (i) any such expense reimbursement shall be made by the Company no later than the last day of Executive’s taxable year following the taxable year in which such expense was incurred by Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period in which the arrangement is in effect.
(c)Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if Executive’s receipt of such payment or benefit is not delayed until the earlier of (i) the date of Executive’s death or (ii)the date that is six (6) months after the Date of Termination (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to Executive (or Executive’s estate, if applicable) until the Section 409A Payment Date. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall any member of the Company Group be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non- compliance with Section 409A.
[Remainder of Page Intentionally Blank;
Signature Page Follows]

IN WITNESS WHEREOF, the Company and Executive have caused this Agreement to be executed and effective as of the Effective Date.
CSI COMPRESSCO LP
By:    CSI Compressco GP LLC,
    it’s General Partner
By:
    Name:
    Title:
EXECUTIVE

Name:

    Signature Page to
    Severance Agreement

Exhibit A

[Form of Release]

SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS
This Separation Agreement and General Release of Claims (this “Release”) is entered into by [●] (“Executive”) and CSI Compressco LP, a Delaware limited partnership (the “Company”) and is the Release, as referenced (and defined) the Change in Control Severance Agreement effective as of [●], 2023 by and between Executive and the Company (the “CIC Agreement”). Capitalized terms not defined herein have the meanings given to them in the CIC Agreement.
1.Executive’s Separation. Executive’s employment with the Company ended as of [●] (the “Termination Date”). As of the Termination Date, Executive was no longer employed by the Company or any of its Affiliates.
2.Severance Payment. Provided that Executive (x) executes this Release on or after the Termination Date and returns a copy of this signed Release to the Company so that it is received by the Company, care of [NAME] [ADDRESS AND/OR E-MAIL ADDRESS], no later than forty-five (45) days after the Termination Date (the “Release Expiration Date”); (y) does not revoke Executive’s acceptance of this Release pursuant to Section 4(c) below; and (z) abides by the terms of Section 4 of the CIC Agreement, then the Company shall provide Executive with the CIC Severance Payment, the Pro-Rata Bonus and the Continued Benefit Payment, each as set forth in the CIC Agreement and, as applicable, the Election Form executed by Executive.
3.Release of Claims.
(a)As consideration for (and as a condition of) the payment to Executive of the consideration referenced in Section 2 (and any portion thereof), Executive, on behalf of Executive and Executive’s successors and anyone purporting to claim through or on behalf of Executive, hereby forever, fully and finally releases, acquits, and discharges the Company, CSI Compressco GP LLC, each of their respective parents, subsidiaries, and other affiliates and each of the foregoing entities’ respective past, present and future affiliates and subsidiaries and each of the foregoing entities’ respective predecessors, successors, shareholders, members, partners, officers, managers, directors, fiduciaries, employees, representatives, agents, and benefit plans (and the fiduciaries of such plans), in their personal and representative capacities (collectively, the “Released Parties” and each a “Released Party”), from liability for, and does hereby covenant and agree never to institute or cause to be instituted any lawsuit, arbitration or similar proceeding against any of the Released Parties based upon, claims, demands, losses, indebtedness, agreements, promises, causes of action, obligations, damages and liabilities of any nature whatsoever, in law or in equity, whether or not known, suspected or claimed, that Executive has ever had, has claimed to have, now has, or could have against any Released Party by reason of any act, event, occurrence, or thing existing or occurring on or before the date that Executive signs this Release (the “Signing Date”), including any and all claims, demands, losses, indebtedness, agreements, promises, causes of action, obligations, damages and liabilities relating to Executive’s ownership of any interest in any Released Party, Executive’s employment with or engagement by any Released Party, Executive’s awards under any compensation or bonus plan or arrangement sponsored or maintained by any Released Party, or any other acts or omissions related to any matter existing or occurring on or prior to the Signing Date, including: (i) any alleged violation of any federal, state or local labor or employment law, including those relating to anti-discrimination and anti-retaliation, or any other local, state or federal law, regulation or ordinance, including, for the avoidance of doubt, the Age Discrimination in Employment Act (including as amended by the Older Workers Benefit Protection Act); Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; Sections 1981 through 1988 of Title 42 of the United States Code; the Americans with Disabilities Act of 1990; the Employee Retirement Income Security Act of 1974 (“ERISA”); the Family and Medical Leave Act of 1993; the Immigration Reform Control Act; the Americans with Disabilities Act of 1990; the

Occupational Safety and Health Act; the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act; any federal, state or local wage and hour law; the Texas Labor Code (including the Texas Payday Law, the Texas Anti-Retaliation Act, Chapter 21 of the Texas Labor Code, and the Texas Whistleblower Act); (ii) any public policy, contract, tort, or common law claim, including any claim for defamation, emotional distress, fraud or misrepresentation of any kind, promissory estoppel, breach of any implied duty of good faith and fair dealing, breach of implied or express contract, breach of fiduciary duty or wrongful discharge; (iii) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in, or with respect to, any Released Claims (as defined below); (iv) any claim, whether direct or derivative, arising from, or relating to, Executive’s status as a holder of any shares or interests in any Released Party; (v) any and all rights, benefits or claims Executive may have under (x) any employment agreement, the CIC Agreement, incentive plan, bonus agreement, or award agreement, or otherwise with respect to any amount owed on or before the Signing Date or (y) any other agreement, plan or arrangement with, or sponsored or maintained by, any Released Party; and (vii) any claim for compensation or benefits of any kind through the Signing Date (collectively, the “Released Claims”). THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE RELEASED PARTIES.
(b)The foregoing release does not release or impair (i) any rights to vested benefits under an employee benefit plan of any Released Party that is subject to ERISA and that cannot be released pursuant to ERISA, (ii) any claims first arising after the Signing Date, or (iii) Executive’s ability to file a claim for unemployment insurance or workers’ compensation benefits. Further, nothing in this Release prevents Executive from filing any non-legally waivable claim, including a challenge to the validity of this Agreement, with the Equal Employment Opportunity Commission, the Securities and Exchange Commission, or other federal, state or local governmental agency or commission (collectively “Governmental Agencies”) or participating in (or cooperating with) any investigation or proceeding conducted by any Governmental Agency; however, Executive understands and agrees that, to the extent permitted by law, Executive is waiving any and all rights to recover any monetary or personal relief or recovery from the Released Parties as a result of such Governmental Agency proceeding or subsequent legal actions. Nothing herein waives (and the Released Claims shall not include) Executive’s right to receive an award for information provided to a Governmental Agency (including, for the avoidance of doubt, any monetary award or bounty from any governmental agency or regulatory or law enforcement authority in connection with any protected “whistleblower” activity), and nothing herein or in any other agreement between Executive and any Released Party shall prohibit or restrict Executive from (w) initiating communications directly with, cooperating with, providing information or making statements to, causing information to be provided to, or otherwise assisting in an investigation by, any Governmental Agency; (x) responding to any inquiry or legal process directed to Executive from any Governmental Agency; (y) testifying, participating or otherwise assisting in any action or proceeding by any Governmental Agency; or (z) making any disclosures that are protected under the whistleblower provisions of any applicable law. Nothing in this Agreement requires Executive to obtain prior authorization before engaging in any conduct described in the previous sentence or to notify any Released Party that Executive engaged in any such conduct.
(c)Except as provided in (b) above, Executive promises that Executive will not file, instigate or participate in any proceeding against any of the Released Parties relating to any of the Released Claims. In the event Executive breaches the covenant contained in this Section 3(c), Executive agrees to indemnify the Released Parties for all damages and expenses, including attorneys’ fees, incurred by any Released Parties in defending, participating in or investigating any matter or proceeding covered by this Section 3.

4.Executive Acknowledgments; Advice to Consult with Legal Counsel. This is an important legal document. Executive is advised to consult with legal counsel of Executive’s choosing before signing this Release.
(a)Executive acknowledges that Executive’s entry into this Release is a condition to Executive’s receipt of the consideration set forth in Section 2, and that, in the absence of timely executing and returning this Release and complying with its terms, Executive would not be entitled to receive such consideration (or any portion thereof).
(b)Executive further acknowledges that: (i) Executive has had sufficient time (and at least forty-five (45) days) since this Release was first provided to Executive to consider this Release before the execution and delivery hereof to the Company; and (ii) Executive has been advised, and hereby is advised in writing, to discuss this Release with an attorney of Executive’s choice before signing this Release, and Executive has had adequate opportunity to do so. Executive further agrees that no changes to this Release after the time it was first provided to Executive, whether material or immaterial, will re-start the period for Executive to consider whether to enter into this Release.
(c)Executive has seven (7) days after signing this Release to revoke it (such seven-day period is referred to herein as the “Release Revocation Period”). This Release will not become effective or enforceable unless the Release Revocation Period has expired without Executive exercising Executive’s revocation right. To be effective, such revocation must be in writing received by the Company, care of [NAME] at [ADDRESS AND/OR E-MAIL ADDRESS], so that it is received by [NAME] no later than 11:59 p.m. Houston, Texas time, on the last day of the Release Revocation Period. If an effective revocation is delivered in the foregoing manner and timeframe, then no consideration shall be provided to Executive pursuant to Section 2, and the release of claims set forth in Section 3. shall be of no force or effect, and this Release shall be null and void; provided, however, Section 1 shall remain in full force and effect.
(d)This Release and the releases and covenants contained herein shall be binding upon Executive, Executive’s heirs, executors, administrators, assigns, agents, and anyone purporting to claim through or on behalf of Executive. This Release and the releases and covenants contained herein shall inure to the benefit of all Released Parties.
(e)Executive has been provided with, and attached to this Agreement is, a listing of: (i) the job titles and ages of all employees selected for participation in the exit incentive program or other employment termination program pursuant to which Executive is being offered this Release; (ii) the job titles and ages of all employees in the same job classification or organizational unit who were not selected for participation in the program; and (iii) information about the unit affected by the program, including any eligibility factors for such program and any time limits applicable to such program.
5.Counterparts. This Release may be executed in one or more counterparts (including portable document format (.pdf) and facsimile counterparts), each of which shall be deemed to be an original, but all of which together will constitute one and the same Release.
6.Severability. To the extent permitted by applicable law, the Company and Executive hereby agree that any term or provision of this Release that renders such term or provision or any other term or provision hereof invalid or unenforceable in any respect shall be severable and shall be modified or severed to the extent necessary to avoid rendering such term or provision invalid or unenforceable, and such modification or severance shall be accomplished in the manner that most nearly preserves the benefit of the parties’ bargain hereunder.

7.Headings; References; Interpretations. Section headings have been inserted for purposes of convenience and shall not be used for interpretive purposes. The words “hereof,” “herein” and “hereunder” and other compounds of the word “here” shall refer to the entire Release and not to any particular provision hereof. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” All references herein to a law, agreement, instrument or other document shall be deemed to refer to such law, agreement, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof. Neither this Release nor any uncertainty or ambiguity herein shall be construed against any party, whether under any rule of construction or otherwise. This Release has been reviewed by each of the parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Release with the intent to be legally bound.
[EXECUTIVE NAME]

[Executive Name]

Date
CSI COMPRESSCO LP
By:
Name:
Title:

Exhibit B

[Severance Payment Election Form]

B-1

***MUST BE COMPLETED AND RETURNED TO DEREK J. ANCHONDO,
GENERAL COUNSEL, BY DECEMBER 18, 2023***
CHANGE IN CONTROL SEVERANCE AGREEMENT
Severance Payment Election Form

Executive Last Name    First    Middle
This Severance Payment Election Form (the “Election Form”) has been made this _____ day of December, 2023, between the Executive and the Company. All capitalized words shall have the meaning given to the same term under the Change in Control Severance Agreement dated December [•], 2023 (the “Agreement”). Please fill out only Section A or Section B, as applicable.
Section A: Waiver of Election
    I do not wish to elect an alternative payment date pursuant to Section 2(b) of the Agreement. If applicable, I will receive my CIC Severance Payment and the Pro-Rata Bonus (together, the “Severance Payments”) at the default time or times set forth in Section 2(b) of the Agreement.
Section B: Payment Date Election
    I elect that my Severance Payments (if any) be paid to me according to the schedule noted below. I understand that I may check the box for as few as one (1), and as many as four (4), payment dates. If I choose more than one payment date, the amounts due will be split equally between the dates checked. Notwithstanding any elections made below, in no event shall any portion of the payments be made to me following December 31, 2025, therefore if any portion of the Severance Payments remain unpaid as of December 31, 2025, all remaining payments will be made to me in lump sum payment on December 31, 2025.
    Sixty (60) days following my Date of Termination
    Six (6) months following my Date of Termination
    Twelve (12) months following my Date of Termination
    Eighteen (18) months following my Date of Termination
I acknowledge that (i) certain events, as further described in the Agreement document, may supersede the payment election I have made pursuant to this Election Form, including my compliance with the Release Conditions and any restrictive covenants contained within the Agreement; and (ii) I have been furnished with, and have carefully read, the Agreement and have been given the opportunity to (a) ask questions of, and receive answers from, the Company concerning the terms and conditions of the Agreement and other related matters, and (b) obtain any additional information necessary to evaluate the merits and risks of executing this Election Form, including consulting with my own personal counsel or tax advisors. I further acknowledge that all payment elections pursuant to this Election Form and the Agreement are intended to comply with Section 409A of the Code, and will be interpreted and administered in accordance with Section 409A of the Code to the fullest extent permissible under law. This election shall become irrevocable following December 31, 2023. If any portion of this Election Form is found not to be compliant with Section 409A of the Code or is not executed properly, all Severance Payments will be made in accordance with the default payment provisions of Section 2(b) of the Agreement.
In Witness Whereof, the parties hereto have entered into this Election Form on the day and year written above.

Company Group Representative Signature    Executive Signature

Name    Date

Title

Date

Severance Payment Election Form
B-2